Exhibit 99.3
EXECUTION COPY
STOCKHOLDER RIGHTS AGREEMENT
     This STOCKHOLDER RIGHTS AGREEMENT (this “Agreement”), dated as of April 10, 2011, is entered into by and between Level 3 Communications, Inc., a Delaware corporation (“Parent”), and STT Crossing Ltd. (the “Stockholder”).
     WHEREAS, Global Crossing Limited, a Bermuda exempted company (the “Company”), Parent, and Apollo Amalgamation Sub, Ltd., a Bermuda exempted company and a direct wholly owned subsidiary of Parent (“Amalgamation Sub”), have entered into an Agreement and Plan of Amalgamation, dated as of the date hereof (the “Plan of Amalgamation”), and the Company, Parent and Amalgamation Sub will enter into an Amalgamation Agreement in substantially the form attached as an exhibit to the Plan of Amalgamation (the “Amalgamation Agreement”);
     WHEREAS, pursuant to the Plan of Amalgamation and the Amalgamation Agreement, the Stockholder will receive from Parent on the Closing Date shares of Common Stock of Parent, subject to the terms and conditions set forth in the Plan of Amalgamation and the Amalgamation Agreement;
     WHEREAS, in connection with the consummation of the transactions contemplated by the Plan of Amalgamation and the Amalgamation Agreement, the parties desire to enter into this Agreement to become effective upon Closing (as defined below);
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Defined Terms. As used in this Agreement, the following terms shall have the following respective meanings:
     (a) “5 Percent Shareholder” shall mean a “5% shareholder” of Parent within the meaning of Section 382(k)(7) of the Code.
     (b) “Adverse Determination” shall have the meaning set forth in Section 7(a)(ii).
     (c) “Affiliate” shall mean, (i) with respect to the Stockholder, Singapore Technologies Telemedia Pte Ltd and any of its Subsidiaries, for so long as Stockholder maintains an information wall such that shares of Common Stock Beneficially Owned by the Stockholder, Singapore Technologies Telemedia Pte Ltd and any of its Subsidiaries shall not be considered Beneficially Owned by any Person directly or indirectly controlling or under direct or indirect common control with such Persons, other than the Stockholder, Singapore Technologies Telemedia Pte Ltd and any of its Subsidiaries; and (ii) with respect to (x) any other Person and (y) the Stockholder, if it fails to maintain an information wall as described above in clause (i) of this definition, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” when used with respect to any Person has the meaning specified in Rule

12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     (d) “Aggregate Section 382 Owner Shift” shall mean as of a particular date, the aggregate increase in (i) the percentage of Parent’s Common Stock owned by each 5 Percent Shareholder over (ii) the lowest percentage of Parent’s Common Stock owned by each such 5 Percent Shareholder at any time during the applicable “testing period” (as defined in Section 382(i) of the Code).
     (e) “Agreement” shall have the meaning set forth in the Recitals.
     (f) “Amalgamation” shall have the meaning ascribed to such term in the Plan of Amalgamation.
     (g) “Amalgamation Agreement” shall have the meaning set forth in the Recitals.
     (h) “Amalgamation Sub” shall have the meaning set forth in the Recitals.
     (i) “Anticipated QEO” shall have the meaning set forth in Section 7(k).
     (j) “Applicable Notice Period” shall have the meaning set forth in Section 7(l).
     (k) “Basket” shall have the meaning set forth in the definition of Qualified Equity Offering.
     (l) “Basket Period” shall mean as applicable (i) the 3 year period beginning on the Closing Date (immediately following and giving effect to the Closing) and ending on the date which is the 3 year anniversary of the Closing Date (the “Initial Period”); and (ii) successive 3 year periods commencing from the date immediately following the last date of the Initial Period.
     (m) “Beneficially Own” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof); provided, however, that a Person will be deemed to beneficially own (and have beneficial ownership of) all securities that such Person has the right to acquire, whether such right is exercisable immediately or with the passage of time or the satisfaction of conditions. The terms “Beneficial Ownership” and “Beneficial Owner” have correlative meanings.
     (n) “Black Out Period” shall have the meaning set forth in Section 5.5(d).
     (o) “Board of Directors” shall mean the board of directors of Parent.
     (p) “Buffer Shares” shall have the meaning set forth in Section 4.2(c)(i).

     (q) “Business Day” shall mean a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York or Singapore are authorized or required by law to be closed.
     (r) “Closing” shall have the meaning ascribed to such term in the Plan of Amalgamation.
     (s) “Closing Date” shall have the meaning ascribed to such term in the Plan of Amalgamation.
     (t) “Closing Shares” shall mean that number of shares of Common Stock to be received by the Stockholder on the Closing Date upon the consummation of the Amalgamation pursuant to the Plan of Amalgamation and the Amalgamation Agreement.
     (u) “Closing Share Percentage” shall mean the quotient obtained by dividing (i) the number of Closing Shares by (ii) the number of shares of Common Stock outstanding immediately following the Closing.
     (v) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (w) “Common Stock” shall mean the common stock, par value US$0.01 per share, of Parent.
     (x) “Common Stock Equivalents” shall have the meaning set forth in Section 5.5(d).
     (y) “Company” shall have the meaning set forth in the Recitals.
     (z) “Competitor” shall mean any Person listed on Schedule A hereto. Prior to each three year anniversary of the date of this Agreement, Parent and the Stockholder shall update Schedule A as necessary to reflect the three primary competitors of Parent as of the date of such anniversary.
     (aa) “Current Price” shall mean, as of the date of any proposed Share Acquisition, the volume weighted average per share price (“VWAP”) of the Common Stock on the Nasdaq Global Select Market or such principal United States securities exchange on which the shares of Common Stock are then traded for the trading day prior to any proposed Share Acquisition.
     (bb) “Demand” shall have the meaning set forth in Section 5.2(b).
     (cc) “Demand Notice” shall have the meaning set forth in Section 5.2(a).
     (dd) “Derivative Security” shall mean any subscription, option, conversion right, warrant, phantom stock right or other agreement, security or commitment of any kind obligating Parent or any of its subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold: (i) any Voting Securities or any other equity security of Parent, (ii) any securities convertible into, or exchangeable or exercisable for, any Voting Securities or other equity security of Parent or (iii) any obligations measured by the price or value of any shares of capital stock of Parent.
     (ee) “Designated Equity Interests” shall have the meaning set forth in Section 7(c).
     (ff) “Designation Period” shall mean the period beginning on the Closing Date and ending on the earlier of (1) the time that the Stockholder Percentage is less than ten percent (10%) or (2) the date on which the Stockholder provides notice to Parent that it desires to terminate this Agreement, provided that, such notice may not be given prior to the three (3) year anniversary of the Closing Date and, provided, further, that such notice shall not be effective unless prior to or concurrently with giving such notice all of the Stockholder Employee Directors shall offer their written resignations to the Board of Directors of Parent (which the Board of Directors may or may not accept, in its discretion).
     (gg) “Dispute Bank” shall have the meaning set forth in Section 7(a)(ii).
     (hh) “Dispute Firm” shall mean a nationally recognized accounting firm reasonably acceptable to Parent and the Stockholder.
     (ii) “Economic Interest Percentage” shall mean, with respect to the Stockholder, as of any date, the quotient, expressed as a percentage, obtained by dividing (x) the number of shares of Common Stock Beneficially Owned by the Stockholder as of such date (provided, that for purposes of this calculation the term “Beneficially Own” will be deemed to include securities that the Stockholder has the right to acquire, whether such right is exercisable immediately or with the passage of time or the satisfaction of conditions only if the applicable conversion price or exercise price as of such date is less than or equal to 120% of then current market price of the Common Stock as of such date), by (y) the number of shares of Common Stock issued and outstanding as of such date, including for purposes of this calculation all shares of Common Stock issuable upon conversion in full of any then outstanding securities convertible into or exchangeable for Common Stock (or securities convertible into or exercisable for such securities) with a conversion price or exercise price as of such date that is less than or equal to 120% of then current market price of the Common Stock as of such date.
     (jj) “Effective Price” shall have the meaning set forth in Section 7(a)(ii).
     (kk) “Eligible Electronic Means” shall have the meaning set forth in Section 10.5(f).
     (ll) “Equity Interest” means an equity ownership interest in an entity, including stock or similar security in a corporation, securities convertible into or exchangeable for any stock, or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof or to vote for the governing body of such entity.
     (mm) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

     (nn) “Exchanged Assets” shall have the meaning set forth in Section 7(a)(ii).
     (oo) “Group” shall mean any group of Persons who, with respect to those acquiring, holding, voting or disposing of Voting Securities would, assuming ownership of the requisite percentage thereof, be required under Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act, or who would be considered a “person” for purposes of Section 13(g)(3) of the Exchange Act.
     (pp) “Holder” shall mean any holder of Registrable Securities.
     (qq) “IFRS” shall have the meaning set forth in Section 8.1(a)(iii).
     (rr) “Indemnified Party” shall have the meaning set forth in Section 5.10(c).
     (ss) “Indemnifying Party” shall have the meaning set forth in Section 5.10(c).
     (tt) “Initial Lock-Up Period” shall have the meaning set forth in Section 4.1(a).
     (uu) “Initial Registration Statement” shall have the meaning set forth in Section 5.1.
     (vv) “Initiating Holder” shall mean any Holder or Holders who in the aggregate are Holders of more than 50% of the then outstanding Registrable Securities.
     (ww) “Insider Trading Policy” shall have the meaning set forth in Section 5.12.
     (xx) “Lock-Up Securities” shall have the meaning set forth in Section 4.1(a).
     (yy) “New Non-Voting Securities” shall have the meaning set forth in Section 7(a)(i).
     (zz) “Other Securities” means securities of Parent sought to be included in a registration other than Registrable Securities.
     (aaa) “Ownership Change Determination” shall have the meaning set forth in Section 4.2(b).
     (bbb) “Owner Shift Determination” shall have the meaning set forth in Section 4.2(d).
     (ccc) “Parent” shall have the meaning set forth in the Recitals.
     (ddd) “Parent Securities” means Other Securities sought to be included in a registration for Parent’s account.

     (eee) “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity.
     (fff) “Piggyback Notice” shall have the meaning set forth in Section 5.3(a).
     (ggg) “Plan of Amalgamation” shall have the meaning set forth in the Recitals.
     (hhh) “Pre-Approved Plan” shall have the meaning set forth in Section 7(k).
     (iii) “Private Placement” shall have the meaning set forth in Section 7(c).
     (jjj) “Proposed Buffer Shares Notice” shall have the meaning set forth in Section 4.2(c)(i).
     (kkk) “Prospectus” shall have the meaning set forth in Section 5.5(a).
     (lll) “Public Offering” shall have the meaning set forth in Section 7(d).
     (mmm) “Quarterly Equity Financing Plan” shall have the meaning set forth in Section 7(k).
     (nnn) “Qualified Equity Offering” shall mean an offering by Parent of any Equity Interest in Parent, including Common Stock, preferred stock or securities convertible into or exchangeable for any Equity Interest of the Parent (or securities convertible into or exercisable for such securities), (collectively, “New Equity Interests”); provided, however, that offerings of the following securities shall not constitute a Qualified Equity Offering: (i) securities issued to employees, officers, consultants and directors pursuant to any compensation arrangement of Parent or any of its subsidiaries approved by the Board of Directors of Parent or the compensation committee thereof, (ii) securities issued as consideration in the acquisition of the business or assets of another person by Parent by merger, consolidation, amalgamation or otherwise or the purchase of assets or shares, reorganization, or a partnership, joint venture or strategic alliance or otherwise, approved by the Board of Directors of Parent or a committee thereof, and (iii) securities issued pursuant to or upon conversion or exercise of any rights or agreements, including, without limitation, convertible or exchangeable securities, or options or warrants, approved by the Board of Directors of Parent, provided that either (x) Parent shall have complied with Section 7 with respect to the initial sale or grant by Parent of such rights or agreements or (y) such rights or agreements existed prior to the Closing Date; and (iv) securities issued or issuable in exchanges between Parent or any of its subsidiaries and their securityholders of outstanding debt or convertible debt securities of Parent or any of its subsidiaries for new equity or convertible debt securities of Parent or any of its subsidiaries, not to exceed, in the aggregate in any Basket Period a number of shares of Common Stock equal to three percent (3%) of the shares of Common Stock outstanding as of the first day of such Basket Period, either issued or issuable upon conversion or exchange of such securities (the “Basket”); provided, that with respect to any new convertible debt securities issued pursuant to clause (iv), the number of shares of Common Stock that will be deemed to have been issued or be issuable shall be the incremental number of shares of Common Stock issuable upon conversion of such new convertible debt securities above the number of shares issuable upon conversion of any outstanding convertible debt securities being exchanged therefor and acquired by Parent or any of its subsidiaries.
     (ooo) “Receipt Time” shall have the meaning set forth in Section 10.5(f)(ii).
     (ppp) “Registrable Securities” shall mean shares of Common Stock and other equity securities Beneficially Owned by the Stockholder, its Affiliates or any Ten Percent Transferee, including Common Stock that may be issued upon conversion of any notes, other than any shares of Common Stock the sale of which has been registered pursuant to the Securities Act and which shares have been sold pursuant to such registration.
     (qqq) “Registration Effective Date” shall have the meaning set forth in Section 5.1.
     (rrr) “Registration Rights” shall have the meaning set forth in Section 5.13.
     (sss) “Registration Statement” shall have the meaning set forth in Section 5.1.
     (ttt) “Revised Effective Price” shall have the meaning set forth in Section 7(a)(ii).
     (uuu) “SEC” shall mean the Securities and Exchange Commission.
     (vvv) “Section 382 Limitation Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the three (3) year anniversary of the Closing Date and (ii) the date on which an “ownership change” of the Parent has occurred for purposes of Section 382 of the Code.
     (www) “Section 382 Notice” shall mean a written notice by the Stockholder to Parent with respect to a Section 382 Transfer pursuant to Section 4.2(b) or a Share Acquisition pursuant to Section 4.2(d), as applicable, specifying (i) the number of shares of Common Stock the Stockholder and its Affiliates then Beneficially Own, (ii) the number of shares of Common Stock (or other securities) the Stockholder or its Affiliate proposes to Transfer in such Section 382 Transfer or acquire in such Share Acquisition, as applicable, and (iii) the identity of the transferee or transferor, as applicable.
     (xxx) “Section 382 Threshold Price” shall mean, as of the date of any proposed Share Acquisition, US$2.25 per share of Common Stock or such other price as the parties hereto may subsequently agree in writing (subject to adjustment as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or exchange of shares or other similar change in capitalization that occurs subsequent to the date of this Agreement).
     (yyy) “Section 382 Transfer” shall have the meaning set forth in Section 4.2(a)(ii).
     (zzz) “Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

     (aaaa) “Share Acquisition” shall mean an acquisition, any agreement, to make an acquisition, or any public proposal to acquire (whether directly or indirectly, by purchase, tender or exchange offer) any Common Stock, Voting Securities or Derivative Securities of Parent.
     (bbbb) “Special Registration” shall mean a registration on Form S-4 or Form S-8 (or successor form).
     (cccc) “Stockholder” shall have the meaning set forth in the Recitals.
     (dddd) “Stockholder Buffer Shares” shall have the meaning set forth in Section 4.2(c)(i).
     (eeee) “Stockholder Designee” shall have the meaning set forth in Section 6.1(a).
     (ffff) “Stockholder Employee Director” shall mean any Stockholder Designee who is an officer or employee of the Stockholder or any of its Affiliates.
     (gggg) “Stockholder Percentage” shall mean, as of any date, the quotient, expressed as a percentage, obtained by dividing (x) number of votes the Stockholder is entitled to vote at that time in the election of members of the Board of Directors attributable to Beneficial Ownership of Equity Interests in Parent (assuming no conversion or exercise of any Equity Interests), by (y) the total number of votes outstanding that are entitled at that time to vote in election of members of the Board of Directors by the holders of the outstanding Equity Interests in Parent (assuming no conversion or exercise of any Equity Interests); provided, that to extent that Parent has issued any securities during the Basket Period pursuant to clause (iv) of the definition of Qualified Equity Offering below the Basket and the Stockholder therefore was not entitled to exercise its preemptive rights pursuant to Section 7 of the Agreement in connection with such issuance, such securities shall not be included in clause (y) of this definition until after the later of the one (1) year anniversary of (i) the date of issuance of such securities and (ii) the expiration of the Section 382 Limitation Period.
     (hhhh) “Strategic Planning Committee” shall have the meaning set forth in Section 6.1(f)(ii).
     (iiii) “STTC” shall mean STT Communications Ltd.
     (jjjj) “STTC GC Stock Option Plan” shall mean the STT Communications Ltd. Share Option Plan 2004 by which STTC has granted stock options to purchase shares of Company common stock, of which 617,500 options are outstanding as of the date of this Agreement.
     (kkkk) “STTC GC Stock Option” shall mean an option to purchase shares of Company common stock pursuant to the STTC GC Stock Option Plan.
     (llll) “Subsidiary” means, with respect to a Person, any corporation, limited liability company, partnership, trust or other entity of which such Person owns (either alone, directly, or indirectly through, or together with, one or more of its Subsidiaries) 50% or more of the equity interests the holder of which is generally entitled to vote for the election of the board of directors or governing body of such corporation, limited liability company, partnership, trust or other entity.
     (mmmm) “Supporting Work Papers” shall have the meaning set forth in Section 7(a)(ii).
     (nnnn) “Ten Percent Transferee” shall have the meaning set forth in Section 5.13.
     (oooo) “Term Sheet” shall have the meaning set forth in Section 7(e).
     (pppp) “Transfer” shall have the meaning set forth in Section 4.3.
     (qqqq) “U.S. GAAP” shall have the meaning set forth in Section 8.1(a).
     (rrrr) “Wholly Owned Subsidiary” means, with respect to a Person, any corporation, limited liability company, partnership, trust or other entity of which such Person owns (either alone, directly, or indirectly through, or together with, one or more of its Subsidiaries) 100% of the equity interests the holder of which is generally entitled to vote for the election of the board of directors or governing body of such corporation, limited liability company, partnership, trust or other entity.
     (ssss) “Voting Agreement” shall mean the voting agreement between Parent and the Stockholder dated as of the date of this Agreement.
     (tttt) “Voting Securities” shall mean the shares of the Common Stock and any Equity Interest of Parent having the general voting power under ordinary circumstances to elect members of the Board of Directors, and any other securities which are convertible into, or exchangeable or exercisable for, Voting Securities.
     2. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:
     2.1. Authorization. All corporate action on the part of Parent, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement has been taken. When executed and delivered by Parent, this Agreement shall constitute the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. Parent has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.
     2.2. Consents. All consents, approvals, orders and authorizations required on the part of Parent in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective, other than (i) such filings required to be made under applicable federal and state securities laws and (ii) any of the foregoing, the failure to make or obtain would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on Parent and its subsidiaries, taken as a whole, or (b) on the ability of Parent to perform its obligations under this Agreement.
     2.3. No Conflict. The execution and delivery of this Agreement by Parent will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the certificate of incorporation or by-laws of Parent or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to Parent or its properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on Parent and its subsidiaries, taken as a whole, or (b) on the ability of Parent to perform its obligations under this Agreement.
     3. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Parent as follows:
     3.1. Authorization. All corporate action on the part of the Stockholder, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement has been taken. When executed and delivered by the Stockholder, this Agreement shall constitute the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles. The Stockholder has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.
     3.2. No Conflict. The execution and delivery of this Agreement by the Stockholder will not conflict with or result in any violation of or default by the Stockholder (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of the Stockholder or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Stockholder or its properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on the Stockholder or (b) on the ability of the Stockholder to perform its obligations under this Agreement.
     3.3. Consents. All consents, approvals, orders and authorizations required on the part of the Stockholder in connection with the execution, delivery or performance of this Agreement have been obtained and are effective, other than (i) such filings required to be made under applicable federal and state securities laws and (ii) any of the foregoing, the failure to make or obtain would not, individually or in the aggregate, be reasonably expected to have a material adverse effect (a) on the Stockholder, or (b) on the ability of the Stockholder to perform its obligations under this Agreement.

     3.4. Beneficial Ownership. As of the date hereof, neither the Stockholder nor any of its Subsidiaries Beneficially Own any Voting Securities, and as of Closing Date neither the Stockholder nor any of its Subsidiaries will Beneficially Own any Voting Securities other than the Closing Shares. As of the date hereof, the Stockholder has not formed a Group other than a Group consisting of Stockholder and its Affiliates. The Stockholder shall not take any actions such that it and any other Person or Persons may be deemed to be a Group other than a Group consisting of Stockholder and its Affiliates.
     4. Covenants.
     4.1. Initial Lock-Up.
     (a) During a period of 90 days from and after the Closing Date (the “Initial Lock-Up Period”), the Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock, Voting Securities or Derivative Securities, with respect to which the Stockholder has the power of disposition (collectively, the “Lock-Up Securities”) or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.
     (b) Notwithstanding anything to the contrary in Section 4.1, any Transfers between Stockholder and any Affiliates shall not be prohibited, provided that Parent receives a signed lock up agreement for the balance of the Initial Lock-Up Period from the Affiliate.
     (c) Notwithstanding anything to the contrary in Section 4.1, Stockholder and its Affiliates shall be permitted to (i) grant options to purchase Parent Common Stock in connection with the modification or termination of the STTC GC Stock Option Plan or the establishment or adoption of a new compensation plan covering Parent Common Stock; and (ii) Transfer shares of Parent Common Stock in connection with the exercise of the options described above in clause (i).
     (d) The Stockholder also agrees and consents to the entry of stop transfer instructions with Parent’s transfer agent and registrar against the transfer of the Lock-Up Securities during the Initial Lock-up Period except in compliance with the foregoing restrictions, and Parent agrees to cause its transfer agent and registrar to mandatorily remove such stop transfer instructions only upon the expiration of the Initial Lock-up Period.
     4.2. Standstill.
     (a) During the Designation Period, the Stockholder shall not and shall cause its Affiliates not to, without the prior written consent of the majority of the entire Board of Directors (excluding any representatives or designees of the Stockholder), either directly or indirectly (including in a manner willfully designed to circumvent the following provisions), alone or in concert with others:

     (i) in any manner:
     A. acquire, agree to acquire or make any public proposal to acquire (whether directly or indirectly, by purchase, tender or exchange offer) any material assets of Parent or any subsidiary of Parent; or
     B. make any Share Acquisition unless (x) after giving effect to the Share Acquisition the Stockholder and its Affiliates would Beneficially Own less than 34.5% of the outstanding shares of Common Stock, with the number of outstanding shares calculated based on the number of shares reported outstanding by Parent in its most recent quarterly report of Form 10-Q or annual report on Form 10-K, as filed with the SEC and (y) if the Share Acquisition is to be made during the Section 382 Limitation Period, then (I) the Current Price as of the date of the Share Acquisition is greater than or equal to the Section 382 Threshold Price, (II) the amount of shares to be acquired does not exceed the remaining available Stockholder Buffer Shares (as determined pursuant to Section 4.2(c)), (III) such Share Acquisition is made pursuant to Section 7 of this Agreement, provided that to the extent such Share Acquisition pursuant to this clause (III) would otherwise result in an increase in the percentage of Common Stock of Parent owned by the Stockholder for purposes of Section 382 of the Code, then such portion of the Share Acquisition that would result in such an increase may be effected under this clause (III) only to the extent of the remaining available Stockholder Buffer Shares (as determined pursuant to Section 4.2(c)) or (IV) such Share Acquisition is (X) neither a private acquisition from an existing shareholder who is not a 5 Percent Shareholder nor a public acquisition of stock unless it is an acquisition of shares of a class of stock other than the Common Stock and (Y) would not result in an increase in the Aggregate Section 382 Owner Shift (as determined pursuant to Section 4.2(d));
     (ii) Transfer any Common Stock, Voting Securities or Derivative Securities of Parent during the Section 382 Limitation Period if both (A) the Current Price as of the date of such Transfer is less than the Section 382 Threshold Price and (B) the transferee is a holder of Parent’s Equity Interests who is not a 5 Percent Shareholder prior to such Transfer but who would become, as a direct result of such Transfer, a 5 Percent Shareholder (any such Transfer, a “Section 382 Transfer”), unless (x) such Section 382 Transfer is made in accordance with Section 4.2(b), (y) the parties otherwise agree in writing not to apply Section 4.2(b) to such Section 382 Transfer or (z) such Section 382 Transfer is pursuant to a tender by the Stockholder of any Common Stock, Voting Securities or Derivative Securities of Parent that it Beneficially Owns pursuant to a tender offer or exchange offer by a third party for such securities that is open to all stockholders of Parent and in all cases subject to Section 4.3 of this Agreement;
     (iii) (A) propose to any Person or take substantial steps to effect or enter into any business combination, restructuring, recapitalization or the sale or other disposition outside the ordinary course of business of any material asset of Parent or other extraordinary transaction involving Parent or any of its subsidiaries; (B) seek election to or seek to place a representative on the Board of Directors except pursuant to the rights granted pursuant to Section 6 hereof; or (C) solicit proxies or shareholder consents or be a participant in any such solicitation for the purpose of seeking to control or influence the Board of Directors except pursuant to the rights granted pursuant to Section 6 hereof;
     (iv) form, join or participate in a Group in connection with any of the foregoing (other than a Group consisting of Stockholder and its Affiliates); or
     (v) make or cause Parent to make a public announcement regarding any intention of the Stockholder to take an action which would be prohibited by any of the foregoing.
provided, however, that the foregoing shall not restrict the ability of the Stockholder Designees from exercising their fiduciary duties as directors.
     (b) Ownership Change Determination Procedures for Section 382 Transfers. If this Section 4.2(b) applies to a Section 382 Transfer by reason Section 4.2(a)(ii), then the Stockholder shall first deliver to Parent a Section 382 Notice of the Stockholder’s intent to effect a Section 382 Transfer. Within five (5) Business Days following the date of delivery of a Section 382 Notice, Parent shall deliver to the Stockholder a determination (including supporting analysis) as to whether, in its reasonable judgment based upon advice of outside tax counsel and taking into account (A) Parent’s expected rate of issuance of Common Stock and other equity-based compensation to its directors, officers, employees and consultants, which shall be based on historical practices, and (B) other transactions that, in the good faith belief of the Board of Directors of Parent, are reasonably likely to occur, such Section 382 Transfer would be more likely than not to cause an “ownership change” of Parent for purposes of Section 382 of the Code (such an affirmative determination of an “ownership change” by Parent, an “Ownership Change Determination”).
     (i) If Parent does deliver an Ownership Change Determination to the Stockholder within five (5) Business Days after delivery of a Section 382 Notice, then the Stockholder shall notify Parent within five (5) Business Days after receipt of the Ownership Change Determination as to whether or not the Stockholder agrees with the Ownership Change Determination; provided, however, that the Stockholder shall agree with the Ownership Change Determination to the extent that it is determined on a basis consistent with Parent’s past practice and is consistent with a more likely than not determination of applicable law. If the Stockholder does not agree with the Ownership Change Determination, then Parent and the Stockholder shall work in good faith to resolve any disputes relating to the Ownership Change Determination. If Parent and the Stockholder are unable to resolve any such dispute within five (5) Business Days of the Stockholder’s delivery of notice to Parent regarding its disagreement with the Ownership Change Determination, such dispute shall be resolved promptly by the Dispute Firm, the costs of which shall be borne equally by Parent and the Stockholder. The Dispute Firm shall be instructed to make the Ownership Change Determination on a basis consistent with Parent’s past practice and a more likely than not determination of applicable law. The Stockholder shall not effect any Section 382 Transfer to which this Section 4.2(b)

applies if either the Stockholder or the Dispute Firm agrees with Parent’s Ownership Change Determination.
     (ii) If Parent does not deliver a notice of an Ownership Change Determination to the Stockholder within five (5) Business Days after delivery of a Section 382 Notice, then the Stockholder may effect such Section 382 Transfer within 30 calendar days following such delivery of such Section 382 Notice provided that such Section 382 Transfer is otherwise in compliance with Section 4.2(a)(ii).
     (c) Buffer Shares Determination Procedures
     (i) Prior to the beginning of the first calendar quarter after the Closing Date, Parent shall determine the maximum number of shares of Common Stock that could be acquired by the Stockholder (other than from Parent) and would not be more likely than not to cause an “ownership change” of Parent for purposes of Section 382 of the Code (the amount of such shares for any given quarter as agreed to by the Stockholder or the Dispute Firm, the “Buffer Shares”). During the Section 382 Limitation Period, on a quarterly basis (or more frequently as determined by Parent), Parent shall update the number of Buffer Shares, ignoring, for this purpose, issuances of Parent’s Equity Interests by Parent after the Closing Date (to the extent such issuances would have otherwise reduced the number of Buffer Shares) and purchases by the Stockholder of Parent’s Equity Interests after the Closing Date. Parent shall provide notice to the Stockholder no later than ten (10) Business Days prior to the start of each quarter of (i) the proposed number of Buffer Shares for such quarter (the “Proposed Buffer Shares Notice”) and (ii) copies of any documents used in their Section 382 analysis. The Stockholder shall notify Parent within five (5) Business Days after receipt of the Proposed Buffer Shares Notice as to whether or not the Stockholder agrees with the Proposed Buffer Shares Notice; provided, however, that the Stockholder shall agree with the Proposed Buffer Shares Notice to the extent that it is determined on a basis consistent with Parent’s past practice and is consistent with a more likely than not determination of applicable law. If the Stockholder does not agree with the Proposed Buffer Shares Notice, then the dispute shall be resolved in accordance with the procedures in Section 4.2(c)(ii). Parent agrees that during the applicable quarter (or shorter period) of the Section 382 Limitation Period the Stockholder may acquire a number of shares of Common Stock equal to the Buffer Shares for such quarter (or shorter period) multiplied by the Closing Share Percentage (the “Stockholder Buffer Shares”), provided that Stockholder gives notice to Parent within five (5) Business Days of its intention to acquire any amount of such Stockholder Buffer Shares. Notwithstanding the foregoing, if the Stockholder has Transferred any shares of Common Stock other than to Affiliates, then this Section 4.2(c) shall have no further force or effect and the Buffer Shares and Stockholder Buffer Shares shall be deemed to be zero. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the number of Stockholder Buffer Shares that may be acquired by Stockholder at any time shall be reduced by the cumulative number of Stockholder Buffer Shares previously acquired by Stockholder.
     (ii) If the Stockholder does not agree with the Proposed Buffer Share Notice then Parent and the Stockholder shall work in good faith to resolve any disputes relating to the Proposed Buffer Share Notice. If Parent and the Stockholder are unable to resolve any such dispute within five (5) Business Days of the Stockholder’s delivery of notice to Parent regarding its disagreement with the Proposed Buffer Share Notice, such dispute shall be resolved promptly by the Dispute Firm, the costs of which shall be borne equally by Parent and the Stockholder. The Stockholder shall not effect any Share Acquisition to which this Section 4.2(c) applies until the Stockholder agrees with Parent’s Proposed Buffer Share Notice or any dispute regarding Parent’s Proposed Buffer Share Notice is resolved in the Stockholder’s favor.
     (iii) In the event that the Stockholder desires to effect a Share Acquisition in excess of the Stockholder Buffer Shares, it may request that Parent grant it a waiver from this Agreement, or any applicable portion thereof, to make such Share Acquisition and Parent shall consider any such waiver request in good faith.
     (d) Aggregate Section 382 Owner Shift Determination Procedures. If this Section 4.2(d) applies to a Share Acquisition by reason Section 4.2(a)(i)(B)(y)(IV), then the Stockholder shall first deliver to Parent a Section 382 Notice of the Stockholder’s intent to effect such Share Acquisition. Within five (5) Business Days following the date of delivery of a Section 382 Notice, Parent shall deliver to the Stockholder a determination (including supporting analysis) as to whether, in its reasonable judgment based upon advice of outside tax counsel, such Share Acquisition would be more likely than not to result in an increase in the Aggregate Section 382 Owner Shift (such an affirmative determination, an “Owner Shift Determination”).
     (i) If Parent does deliver an Owner Shift Determination to the Stockholder within five (5) Business Days after delivery of a Section 382 Notice, then the Stockholder shall notify Parent within five (5) Business Days after receipt of the Owner Shift Determination as to whether or not the Stockholder agrees with the Owner Shift Determination; provided, however, that the Stockholder shall agree with the Owner Shift Determination to the extent it is prepared on a basis consistent with Parent’s past practice and is consistent with a more likely than not determination of applicable law. If the Stockholder does not agree with the Owner Shift Determination, then Parent and the Stockholder shall work in good faith to resolve any disputes relating to the Owner Shift Determination. If Parent and the Stockholder are unable to resolve any such dispute within five (5) Business Days of the Stockholder’s delivery of notice to Parent regarding its disagreement with the Owner Shift Determination, such dispute shall be resolved promptly by the Dispute Firm, the costs of which shall be borne equally by Parent and the Stockholder. The Dispute Firm shall be instructed to make the Owner Shift Determination on a basis consistent with Parent’s past practice and a more likely than not determination of applicable law. The Stockholder shall not effect any Share Acquisition to which this Section 4.2(d) applies if either the Stockholder or the Dispute Firm agrees with Parent’s Owner Shift Determination.
     (ii) If Parent does not deliver a notice of an Owner Shift Determination to the Stockholder within five (5) Business Days after delivery of a Section 382 Notice, then the Stockholder may effect such Share Acquisition within 30 calendar days following such delivery of such Section 382 Notice provided that such Share Acquisition is otherwise in compliance with Section 4.2(a)(i).
     (e) Notwithstanding anything to the contrary in this Agreement, any Transfers between Stockholder and any Affiliates that are Wholly Owned Subsidiaries of Singapore Technologies Telemedia Pte Ltd shall not be prohibited or subject to Section 4.2.
     (f) For the avoidance of doubt, nothing in this Agreement shall limit or prohibit Parent from taking any action that would result in an “ownership change” of Parent for purposes of Section 382 of the Code, provided, however, that during the Section 382 Limitation Period, Parent shall both obtain the approval of the Board of Directors and consult with the Stockholder prior to taking any such action unless, in Parent’s reasonable judgment, such action will not result in an “ownership change” of Parent for purposes of Section 382.
     4.3. Transfer Restrictions. From and after the end of the Initial Lock-up Period and until the end of the Designation Period, the Stockholder shall not (i) sell, assign, pledge, transfer or otherwise dispose or encumber (other than in open market transactions effected through a broker) (“Transfer”) any shares of Common Stock that it Beneficially Owns to any Person or Persons that it has actual knowledge, after due inquiry, is a Competitor, (ii) Transfer any shares of Common Stock in violation of Section 4.2(a)(ii) of this Agreement, or (iii) Transfer to any one Person any number of shares of Common Stock that would result in such Person Beneficially Owning immediately after such Transfer in excess of the aggregate of (x) the Closing Share Percentage and (y) 5.0% of the outstanding shares of Common Stock less one share of Common Stock, provided that in no circumstances may Stockholder Transfer more than the number of shares equal to the number of outstanding shares of Common Stock multiplied by the Closing Share Percentage. Notwithstanding the foregoing, the Stockholder shall be permitted to tender any shares of Common Stock it Beneficially Owns pursuant to a tender offer or exchange offer by a third party for shares of Common Stock that is open to all stockholders of Parent. Notwithstanding anything to the contrary in Section 4.3, any Transfers between Stockholder and any Affiliates shall not be prohibited.
     4.4. Termination of Certain Provisions. In the event that, pursuant to Section 3.5 of the Voting Agreement dated as of the date of this Agreement, between Parent and the Stockholder, the Stockholder is required to enter into a network security agreement that requires one or more of the individuals to be designated by the Stockholder, pursuant to this Agreement or Section 7.11 of the Plan of Amalgamation, to the Board of Directors to meet specified qualification criteria in order to serve as a member of the Board of Directors, then Sections 4.2(a)(ii), 4.2(b) and 4.3(ii) of this Agreement shall terminate and shall be of no further force or effect.
     5. Registration of Shares.
     5.1. Shelf Registration Statement. As soon as reasonably practicable after the Closing Date and in any event within forty-five (45) calendar days following the Closing Date, Parent shall prepare, file and use reasonable best efforts to have declared effective by SEC a shelf registration statement, relating to the offer and sale by the Holder(s) at any time and from time to time on a delayed or continuous basis in accordance with Rule 415 under the Securities

Act and in accordance with this Agreement, of all the Closing Shares and any other Registrable Securities then held by the Holder(s) (the “Initial Registration Statement”). Within thirty (30) calendar days of receipt of a written request from the Initiating Holder, which request may be made by the Initiating Holder one time per calendar quarter, Parent shall prepare, file and use reasonable best efforts to have declared effective by the SEC an additional shelf registration statement, relating to the offer and sale by the Holder(s) at any time and from time to time on a delayed or continuous basis in accordance with Rule 415 under the Securities Act and in accordance with this Agreement, of any Registrable Securities acquired after the Closing Date; provided, that such securities were not acquired in violation of this Agreement (each a “Registration Statement” and, together with the Initial Registration Statement, the “Registration Statements”). If, at the time of filing of a Registration Statement, the Registration Statement is eligible to become effective upon filing pursuant to Rule 462(e) (or any successor rule) under the Securities Act, Parent shall file the Registration Statement as an automatic shelf registration statement pursuant to such rule. If the Registration Statement is not so eligible to become effective upon filing, Parent shall use its reasonable best efforts to have the Registration Statement declared effective as promptly as practicable (with such date on which the Registration Statement becomes effective referred to as the “Registration Effective Date”). Promptly (i) upon the filing thereof in the case of an automatic shelf or (ii) upon receipt of an order of the SEC declaring the Registration Statement effective, Parent shall deliver to the Holder(s) included in the Registration Statement a copy of such Registration Statement and any amendments thereto together with an opinion of counsel representing Parent for the purposes of such Registration, in form and substance reasonably acceptable to the Holder(s), addressed to the Holder(s), including, confirming that the Registration Statement is effective and that all of the Closing Shares and any other Registrable Securities have been duly registered and, subject to the transfer restrictions contained in Section 4 of this Agreement, are freely transferable and that all of the Closing Shares and any other Registrable Securities have been admitted for listing on the NASDAQ Global Select Market.
     5.2. Demand Rights.
     (a) If Parent shall receive from an Initiating Holder a written notice (a “Demand Notice”) that the Initiating Holder intends to distribute, by means of an underwritten offering, any shares of Common Stock or any other Registrable Securities under an effective Registration Statement filed pursuant to Section 5.1, Parent will cooperate with the Initiating Holder to consummate such offering and shall file a prospectus supplement with respect to the offering within thirty (30) days of receipt of the Demand Notice, subject to Section 5.5(d). The Demand Notice shall specify the number of shares of Common Stock or any other Registrable Securities to be offered by the Initiating Holder.
     (b) In no event shall Parent be obligated to effect more than three (3) underwritten offerings pursuant to Demand Notices given pursuant to Section 5.2(a) (each, a “Demand”). Notwithstanding any provision of this Agreement to the contrary, the Initiating Holder will not be deemed to have made or utilized a Demand (x) if, as a result of the application of Section 5.2(a), the Initiating Holder was unable to sell at least 75% of the number of shares of Common Stock or any other Registrable Securities the Initiating Holder included in its Demand, or (y) if such Demand was withdrawn pursuant to Section 5.2(c) and, if applicable, the Initiating Holder has reimbursed Parent for any out-of-pocket expenses incurred by Parent in connection with such Demand. The Initiating Holder shall not be entitled to make a Demand pursuant to Section 5.2(a) unless the Initiating Holder is requesting the offering of shares of Common Stock or any other Registrable Securities with an aggregate estimated market value of at least US$50,000,000 as of the date of the Demand Notice.
     (c) Withdrawal. The Initiating Holder may elect to withdraw a Demand pursuant to this Section 5.2 at any time, and the Parent shall cease its efforts to assist with such offering.
     5.3. Piggyback Rights.
     (a) In the event that Parent at any time proposes to conduct a registered public underwritten offering of shares of Common Stock for cash, whether or not for sale for its own account, subject to the last sentence of this Section 5.3(a), it shall at each such time give prompt written notice (the “Piggyback Notice”) to each Holder of its intention to do so, which Piggyback Notice shall specify, to the extent then known, the number of shares of Common Stock to be offered; provided that if Parent has not yet determined the number of shares of Common Stock to be offered, the Piggyback Notice may specify a range of Share numbers that Parent is then contemplating and Parent shall undertake to inform the Holder(s) upon a final determination regarding the size of the offering, but the initial Piggyback Notice shall be deemed to constitute adequate notice for purposes of this Agreement. Upon the written request of a Holder made within five (5) Business Days after receipt of the initial Piggyback Notice by such Holder (which request shall specify the number of shares of Common Stock intended to be disposed of by such Holder), subject to the other provisions of this Section 5, Parent shall include in such offering all of the shares of Common Stock held by such Holder which Parent has been so requested to include. Notwithstanding anything to the contrary contained in this Section 5.3, Parent shall not be required to include any shares of Common Stock held by a Holder in any offering pursuant to any Special Registration or any other form that would not be available for registration of the Holder’s shares of Common Stock.
     (b) Determination Not to Conduct Offering. If at any time after giving such Piggyback Notice and prior to the filing of a final prospectus supplement in connection with such offering, Parent shall determine for any reason not to offer the securities originally intended to be included in such offering, Parent may, at its election, give written notice of such determination to the Holders and thereupon Parent shall be relieved of its obligation to include the Holders’ shares of Common Stock in the offering, without prejudice, however, to the right of an Initiating Holder immediately to request that such shares be offered in an underwritten offering under Section 5.2 to the extent permitted hereunder.
     (c) Cutbacks in Parent Offering. If the offering referred to in the first sentence of Section 5.3(a) is to be an underwritten offering on behalf of Parent, and the lead underwriter or managing underwriter advises Parent in writing (with a copy to the Holder(s)) that, in such firm’s good faith view, the number of Other Securities and Registrable Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect upon the price, timing or distribution of the offering and sale of the Other Securities and Registrable Securities then contemplated, Parent shall include in such registration:

     (i) first, all Parent Securities;
     (ii) second, the shares of Common Stock requested to be included in such registration by the Holder(s), pro rata among the Holder(s) on the basis of the number of shares owned by each such Holder; and
     (iii) third, any other securities eligible to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares owned by each such holder.
     (d) Cutbacks in Other Offerings. If the offering referred to in the first sentence of Section 5.3(a) is to be an underwritten offering other than on behalf of Parent, and the lead underwriter or managing underwriter advises the Holder(s) in writing (with a copy to Parent) that, in such firm’s good faith view, the number of Registrable Securities and Other Securities requested to be included in such registration exceeds the number which can be sold in such offering without being likely to have a significant adverse effect upon the price, timing or distribution of the offering and sale of the Registrable Securities and Other Securities then contemplated, Parent shall include in such registration:
     (i) first, the Other Securities held by any holder thereof with a contractual right to include such Other Securities in such registration prior to any other Person;
     (ii) second, the shares of Common Stock requested to be included in such registration by the Holder(s), pro rata among the Holder(s) on the basis of the number of shares owned by each such Holder; and
     (iii) third, any other securities eligible to be included in such registration, pro rata among the holders of such securities on the basis of the number of shares owned by each such holder.
     5.4. Adjustment. If at any time a Holder’s Registrable Securities as a class shall have been increased, decreased, changed into or exchanged for a different number or class of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or exchange of shares or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the number of such Holder’s Registrable Securities for all purposes under this Section 5.
     5.5. Maintenance of Registration Statement and Prospectuses.
     (a) Parent shall use its reasonable best efforts to keep any Registration Statements to be filed pursuant to Section 5.1 and the prospectus contained therein (as amended or supplemented from time to time, the “Prospectuses” and each a “Prospectus”) continuously effective until the termination of the Registration Rights pursuant to Section 5.9. In the event any Registration Statement cannot be kept effective for such period, Parent shall use its reasonable best efforts to prepare and file with the SEC and have declared effective as promptly as practicable another registration statement on the same terms and conditions as such initial Registration Statement and such new registration statement shall be considered the applicable

Registration Statement for purposes hereof. Parent shall furnish to each Holder such number of copies of a Prospectus in conformity with the requirements of the Securities Act, and an electronic copy of the Prospectus to facilitate the disposition of the Registrable Securities owned by such Holder.
     (b) Parent shall advise the Holder(s) promptly in writing when any Registration Statement, or any post-effective amendment thereto, has been declared effective by the SEC. Parent shall advise the Holder(s) in writing of the receipt by Parent of any stop order from the SEC suspending the effectiveness of any Registration Statement, and if at any time there shall be a stop order suspending the effectiveness of any Registration Statement, Parent shall use its reasonable best efforts to obtain promptly the withdrawal of such order. Parent shall advise the Holder(s) promptly in writing of the existence of any fact and the happening of any event that makes any statement of a material fact made in any Registration Statement or Prospectus untrue, or that requires the making of any additions to or changes in any Registration Statement or Prospectus in order to make the statements therein not misleading and in such event Parent shall prepare and file with the SEC, as soon as reasonably practicable, an amendment to such Registration Statement or an amendment or supplement to such Prospectus or a Current Report on Form 8-K, as the case may be, so that, as so amended or supplemented, such Registration Statement and such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances then existing, not misleading. Upon receipt of such written advice, the Holder(s) shall discontinue and refrain from making any sales of Registrable Securities, until such time as Parent advises the Holder(s) that such Registration Statement or such Prospectus no longer contains an untrue statement or omission of a material fact.
     (c) The Holder(s) shall furnish to Parent such information regarding such party and the distribution of the Registrable Securities as Parent may from time to time reasonably request in writing in order to comply with the Securities Act. The Holder(s) shall notify Parent as promptly as practicable of any inaccuracy or change in information previously furnished by it to Parent or of the happening of any event in either case as a result of which any Prospectus relating to a Registration Statement contains an untrue statement of a material fact regarding such party or the distribution of such Registrable Securities, or omits to state any material fact regarding such party or the distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and to furnish promptly to Parent any additional information required to correct or update any previously furnished information or required so that such Prospectus shall not contain, with respect to such party or the distribution of such Registrable Securities an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.
     (d) Notwithstanding anything to the contrary contained herein, for a period not to exceed forty-five (45) consecutive calendar days and not to exceed ninety (90) aggregate calendar days in any twelve-month period (each a “Black Out Period”), Parent will not be required to file any Registration Statement pursuant to this Section 5, file any amendment thereto, furnish any supplement to a prospectus included in a Registration Statement pursuant to this Agreement, make any other filing with the SEC required pursuant to this Agreement, cause any Registration Statement or other filing with the SEC to become effective, or take any similar action (including, without limitation, in connection with a Demand given pursuant to Section 5.2(a)), and any and all sales of Registrable Securities by the Holder(s) pursuant to an effective registration statement shall be suspended: (i) if an event has occurred and is continuing as a result of which any such registration statement or prospectus would, in Parent’s good faith judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) if Parent notifies the Holder(s) that such actions would, in Parent’s good faith judgment, require the disclosure of material non-public information which the Board of Directors has determined would be seriously detrimental to Parent to disclose and which Parent would not otherwise be required to disclose or (iii) if Parent notifies the Holder(s) that, in Parent’s good faith judgment, it is necessary to suspend sales of Registrable Securities by the Holder(s), to facilitate a pending or proposed public or Rule 144A offering by Parent of Common Stock or Common Stock Equivalents (as defined below). Upon the termination of the condition described in clauses (i), (ii) or (iii) above, Parent shall promptly give written notice to the Holder(s) and shall promptly file any registration statement or amendment thereto required to be filed by it pursuant to this Agreement, furnish any prospectus supplement or amendment required to be furnished pursuant to this Agreement, make any other filing with the SEC required of it, take any similar action (including, without limitation, in connection with a Demand given pursuant to Section 5.2(a)) or terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities by the Holder(s) as contemplated by this Agreement. For purposes of this Agreement, “Common Stock Equivalents” shall mean any rights, warrants, options, convertible securities or indebtedness, exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Common Stock and securities convertible or exchangeable into Common Stock, whether at the time of issuance or upon the passage of time or the occurrence of any future event.
     (e) Parent shall take all actions necessary to execute such documents and cause all of the Registrable Securities owned by the Holder(s) to be admitted for listing on the NASDAQ Global Select Market, which listing shall be effective on the Registration Effective Date.
     5.6. Blue Sky. In connection with the registration under Section 5, Parent shall take all actions necessary to permit the resale by the Holder(s) of any Registrable Securities under the blue sky laws of the several states, except that Parent shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this Section 5.6 be obligated to be so qualified, subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.
     5.7. Expenses. All expenses incident to Parent’s performance of or compliance with this Section 5 will be borne by Parent, including, without limitation, all: (i) registration and filing fees and expenses; (ii) expenses of printing; (iii) fees and expenses of counsel for Parent; and (iv) fees and expenses of one counsel for the Holder(s), provided, however, such fees pursuant to this clause (iv) shall not exceed US$25,000 in the aggregate.

Notwithstanding the foregoing, Parent shall not be liable for and shall not pay any expenses or fees of more than one counsel for the Holder(s) or any commissions to be paid in connection with any sale of the Registrable Securities by the Holder(s).
     5.8. Marketing. In the event of an underwritten offering of Registrable Securities, Parent and the Holder(s) will negotiate in good faith and enter into reasonable and customary agreements (including underwriting agreements in reasonable and customary form, which may include, in the case of an underwritten offering on a firm commitment basis, customary “lock-up” obligations) and take such other actions (including using its best efforts to make such road show presentations (but in no event will Parent be required to incur travel and lodging expenses in excess of US$25,000 in connection with all road shows attended by Parent management in any twelve month period) and otherwise engage in such reasonable marketing support in connection with any such underwritten offering, including the obligation to make its executive officers available for such purpose if so requested by the managing underwriter for such offering) as are reasonably requested by the managing underwriter in order to expedite or facilitate the sale of such Registrable Securities.
     5.9. Termination of Registration Rights. The obligations of Parent under this Section 5 shall: (i) with respect to the Stockholder or any of its Affiliate, terminate upon the date on which the Stockholder Percentage falls below ten percent; and (ii) with respect to a Ten Percent Transferee (other than the Stockholder or any of its Affiliate), terminate upon the date on which the stockholder percentage of such Ten Percent Transferee falls below ten percent. For the purposes of this Section 5.9(ii), the term “stockholder percentage” shall bear the same meaning as the term “Stockholder Percentage” as defined in Section 1(gggg), except that the reference to the term “Stockholder” in Section 1(gggg) shall be substituted with such Ten Percent Transferee.
     5.10. Indemnification.
     (a) Parent will, and does hereby agree to, indemnify and hold harmless the Holder(s), and each of their directors, officers, employees and agents and each person controlling the Holder(s) with respect to any registration effected pursuant to Section 5 against all claims, losses, damages, and liabilities (or actions in respect thereto) including any of the foregoing incurred in settlement of any litigation, commenced or threatened, to which the Holder(s) may become subject under the Securities Act, the Exchange Act, or other federal or state law insofar as such claims, losses, damages or liabilities (or actions in respect thereto) arise out of or are based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus relating to the Registrable Securities, or other document, or any amendment or supplement thereto, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such party for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided that Parent will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to Parent by such party and stated to be specifically for use therein and provided further, that Parent shall only reimburse such parties for the fees and expenses of a single legal counsel for all such parties.

     (b) Each Holder will, severally based on Registrable Securities sold pursuant to a registration effected pursuant to Section 5, but not jointly, if Registrable Securities held by or issuable to it are included in a registration effected pursuant to this Agreement, indemnify Parent, each of its directors and officers, each person controlling Parent and the officers and directors of each such controlling person against all claims, losses, damages, and liabilities (or actions in respect thereof) including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or the Prospectus included therein, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Parent, and each such director, officer and controlling person, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement or Prospectus, in reliance upon and in conformity with written information furnished to Parent by such Holder and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of such Holder under this Section 5.10 shall be limited in an amount equal to the per share sales price (less any underwriting discounts and commissions) multiplied by the number of Registrable Securities sold by such Holder pursuant to the Registration Statement.
     (c) Each party entitled to indemnification under this Section 5.10 (the “Indemnified Party”) shall give written notice to the party required to provide such indemnification (the “Indemnifying Party”) of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and after the Indemnifying Party assumes the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in the reasonable judgment of the Indemnified Party, representation of such Indemnified Party by such counsel would be inappropriate due to actual or potential differing interests between such Indemnified Party and the Indemnifying Party in such proceeding in which case such Indemnified Party shall have the right to employ separate counsel to participate in such defense at the expense of the Indemnifying Party; it being understood that the Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties provided, however, that the Indemnifying Party shall bear the expenses of independent counsel for the Indemnified Party if the Indemnified Party reasonably determines that representation of more than one party by the same counsel would be inappropriate due to actual or potential conflicts of interest between the Indemnified Party and the Indemnifying Party; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 5, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. No

Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability in respect to such claim or litigation.
     (d) If the indemnification provided for in subsection (a) or (b) of this Section 5.10 is for any reason unavailable to a party to be indemnified with respect to any claims, actions, demands, losses, damages, liabilities, costs or expenses referred to therein, then each Indemnifying Party under any such subsection, in lieu of indemnifying such Indemnified Party thereunder, hereby agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such claims, actions, demands, losses, damages, liabilities, cost or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such claims, actions, demands, losses, damages, liabilities, costs or expenses, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount each Holder shall be obligated to contribute pursuant to this subsection (d) shall be limited to an amount equal to the per share sale price (less any underwriting discount and commissions) multiplied by the number of Registrable Securities sold by such Holder pursuant to the Registration Statement which gives rise to such obligation to contribute (less aggregate amount of any damages which such party has otherwise been required to pay in respect of such claim, action, demand, loss, damage, liability, cost or expense or any substantially similar claim, action, demand, loss, damage, liability, cost or expense arising from the sale of such Registrable Securities). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution hereunder from any person who was not guilty of such fraudulent misrepresentation. The obligations of each Holder under this paragraph will be several (based on Registrable Securities sold by such Holder pursuant to a registration effected pursuant to this Agreement) and not joint.
     5.11. Rule 144 Reporting. With a view to making available to the Holder(s) the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, Parent agrees to use its best efforts to:
     (a) comply, on a timely basis with all the reporting requirements of the Exchange Act, and comply with all other public information reporting requirements of the SEC as a condition to the availability of an exemption from the Securities Act under Rule 144 thereunder, as amended from time to time, or successor rule thereto, for the sale of Registrable Securities by the Holder(s);
     (b) provide, at Parent’s expense, such opinion of counsel as may be reasonably requested by the transfer agent for the Registrable Securities in connection with each sale of Registrable Securities pursuant to an exemption from the registration requirements of the

Securities Act (under Rule 144 thereunder, as amended from time to time, or successor rule thereto or otherwise) or otherwise, so long as the Holder(s) have furnished to counsel documentation reasonably acceptable to such counsel related to the transfer and the Registrable Securities;
     (c) whenever the Holder(s) is able to demonstrate to Parent that the provisions of Rule 144 (or any successor rule) under the Securities Act are available to it and have furnished to Parent such documentation in connection therewith as Parent may reasonably request, provide, at Parent’s expense, new certificates that do not bear a restrictive legend; and
     (d) so long as the Holder(s) own any Registrable Securities, furnish to such party forthwith upon request, a copy of the most recent annual or quarterly report of Parent, and such other reports and documents as such party may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such Registrable Securities without registration; provided that such reports are not otherwise available to the Holder(s) on the SEC’s Edgar website.
     5.12. The Stockholder acknowledges and agrees that (i) it is aware that the United States securities laws prohibit any persons who have material, nonpublic information regarding a company from purchasing or selling securities of that company and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information and (ii) Parent maintains a policy, a copy of which is attached hereto as Exhibit A (the “Insider Trading Policy”), regarding the trading of Parent securities by directors and officers of Parent, including time periods during which such securities may and may not be sold, and that during the Designation Period the Stockholder shall be subject to such Insider Trading Policy as in effect on the date hereof as if it were a director of Parent so long as there are any Stockholder Employee Directors on the Board of Directors.
     5.13. Assignment of Registration Rights. Any or all of the rights of the Stockholder set forth in Section 5, including the right to have the Parent register for resale Registrable Securities in accordance with the terms of this Agreement (the “Registration Rights”), shall be assignable by the Stockholder, without the consent of the Parent, to any Person (a “Ten Percent Transferee”) to whom ten percent (10%) or more of the outstanding shares of Common Stock are proposed to be Transferred if: (i) the Parent is, within a reasonable time after such Transfer or assignment, furnished with written notice of (a) the name and address of such transferee or assignee, (b) the securities with respect to which such registration rights are being transferred or assigned, and (c) the specific Registration Rights which have been assigned; to such transferee or assignee; and (ii) such Transfer shall have been made in accordance with the applicable requirements of this Agreement and applicable law.
     6. Board of Directors.
     6.1. Stockholder Designees.
     (a) Effective as of the Closing Date, the Board of Directors shall appoint to the Board of Directors that number of directors designated by the Stockholder (each, a

“Stockholder Designee”) calculated in accordance with Schedule B hereto. Thereafter, the Stockholder shall have the right to nominate for election to the Board of Directors that number of Stockholder Designees equal to the total number of directorships established by the Board of Directors from time to time, multiplied by the Stockholder Percentage, in each case at the time of the nomination, rounded up or down to the nearest whole number (with 0.5 being rounded up), provided, that the Stockholder will be entitled to nominate at least two (2) directors for election to the Board of Directors in accordance with this Section 6.1(a) so long as the Stockholder Percentage is equal to at least fifteen percent (15%) and the Stockholder will be entitled to nominate at least one (1) director for election to the Board of Directors in accordance with this Section 6.1(a) so long as the Stockholder Percentage is equal to at least ten percent (10%) and, provided, further that for purposes of calculating the Stockholder Percentage no shares of Voting Securities acquired by the Stockholder in violation of this Agreement will be included.
     (b) Notwithstanding anything herein to the contrary, if the Stockholder has not Transferred any Voting Securities prior to the applicable time of nomination during such three (3) year period commencing from the Closing Date, except for Voting Securities Transferred to an Affiliate, the Stockholder shall have the right to nominate at least the number of Stockholder Designees that Stockholder has the right to nominate on the Closing Date; provided, however if, prior to the third anniversary of Closing, (x) Parent issued equity securities in a Qualified Equity Offering, (y) the Stockholder was prohibited from exercising its pre-emptive rights pursuant to Section 7 of this Agreement in such Qualified Equity Offering as a result of the limitations imposed on the Stockholder pursuant to Section 4.2(a)(i)(B) of this Agreement and (z) as a result of such prohibition of the Stockholder’s ability to exercise its pre-emptive rights the number of Stockholder Designees that the Stockholder has the right to nominate would have decreased below the number of Stockholder Designees that Stockholder has the right to nominate on the Closing Date, then this Section 6.1(b) shall continue in effect until the earlier of (x) the four (4) year anniversary of the Closing Date and (y) the one (1) year anniversary of the expiration of the Section 382 Limitation Period, but in no event shall it continue in effect for less than three (3) years commencing from the Closing Date. For the avoidance of doubt, any transfers to an Affiliate will not be considered a Transfer of Voting Securities for purposes of this Section 6.1(b).
     (c) In the event of the death, disability, resignation or removal of the Stockholder Designee, Parent shall cause, subject to the fiduciary duties of the members of the Nominating and Governance Committee, any applicable regulation or listing requirement of the NASDAQ or other securities exchange on which the Common Stock is listed for trading and any applicable provisions of any network security agreement between Parent, Stockholder and any Governmental Entity (as defined in the Plan of Amalgamation) (provided, that in the event that Parent is unable to nominate an individual identified by the Stockholder, Parent shall so inform the Stockholder and the Stockholder shall be entitled to designate a different individual within five (5) Business Days of receipt of such notice), the prompt election to the Board of Directors a replacement director designated by the Stockholder to fill the resulting vacancy, and such individual shall then be deemed an Stockholder Designee for all purposes under this Agreement.

     (d) Stockholder acknowledges that Parent has corporate governance guidelines in effect which would apply to all of Parent’s directors including the Stockholder Designees, and such guidelines shall not apply to Stockholder or affect in any way Stockholder’s rights under this Agreement.
     (e) During the Designation Period, the Parent shall provide notification in writing of the anticipated filing date of definitive proxy materials (or if applicable, preliminary proxy materials) with the SEC for an annual general meeting or any special meeting at which directors are elected, of the applicable year, and Stockholder shall be required to identify in writing its proposed Stockholder Designees at least 30 calendar days prior to such date of anticipated filing of the definitive proxy materials (or if applicable, preliminary proxy materials) with the SEC, as well as submit completed director and officer questionnaires provided by Parent within a reasonable period of time of receipt of such questionnaires from Parent, and the Nominating and Corporate Governance Committee of the Board of Directors of Parent shall, subject to the fiduciary duties of the members of the Nominating and Governance Committee, any applicable regulation or listing requirement of the NASDAQ or other securities exchange on which the Common Stock is listed for trading and any applicable provisions of any network security agreement between Parent, Stockholder and any Governmental Entity (as defined in the Plan of Amalgamation) (provided, that in the event that Parent is unable to nominate an individual identified by the Stockholder, Parent shall so inform the Stockholder and the Stockholder shall be entitled to designate a different individual within five (5) Business Days of receipt of such notice), at any annual or special meeting of shareholders of Parent at which directors are to be elected, and at every adjournment thereof, and in every action or approval by written consent of shareholders of Parent in lieu of such a meeting, nominate the Stockholder Designees for election to the Board of Directors. Parent’s proxy statement for the election of directors shall include the recommendation of the Board of Directors in favor of election of the Stockholder Designee, and Parent shall solicit proxies for the Stockholder Designee to the same extent as it does for any of its other nominees to the Board of Directors and use all reasonable efforts to cause the Stockholder Designees to be elected as directors of the Board of Directors.
     (f) Committee Memberships.
     (i) During the Designation Period, at least one Stockholder Designee will be appointed by the Board of Directors to sit on each committee of the Board of Directors, subject to the Stockholder Designee satisfying applicable qualifications under applicable law, regulation or stock exchange rules and regulations. The Stockholder will have the right to designate which Stockholder Designees serve on which committee or committees, provided that such selection does not otherwise conflict with applicable law, regulation or stock exchange rules and regulations. If any of the Stockholder Designees fails to satisfy the applicable qualifications under law or stock exchange rule to sit on any committee of the Board of Directors, then the Board of Directors shall permit the Stockholder Designee to attend (but not vote) at the meetings of such committee as an observer, if permitted by applicable law and regulations.

     (ii) Parent shall form, on or prior to the Closing Date, a strategic planning committee of the Board of Directors (the “Strategic Planning Committee”). At all times during the Designation Period (x) Parent shall maintain the Strategic Planning Committee as a committee of the Board of Directors consisting of three (3) directors; (y) the Stockholder shall have the right to have one of its Stockholder Designees serve as a member of the Strategic Planning Committee, which Stockholder Designee may, at the option of the Stockholder, serve as the chairman of such committee, and (z) all members of the Board of Directors shall, at their option, receive notice of, attend, participate in and receive materials for meetings of the Strategic Planning Committee. The form of the charter for the Strategic Planning Committee is attached hereto as Exhibit B.
     (g) During the Designation Period, the Parent shall not adopt or maintain in effect a shareholder rights plan or similar plan which shall be triggered upon (i) the Stockholder or any of its Affiliates making a Share Acquisition in compliance with Section 4 of this Agreement; (ii) any Transfers of Equity Interests between the Stockholder and any Affiliates; or (iii) the acquisition by any one Person from the Stockholder of any number of shares of Common Stock that would result in such Person Beneficially Owning immediately after such acquisition no more than the aggregate of (x) the Closing Share Percentage; and (y) 5.0% of the outstanding shares of Common Stock less one share of Common Stock, provided that in no circumstances may such Person acquire more than the number of shares equal to the number of outstanding shares of Common Stock multiplied by the Closing Share Percentage. Any such shareholder rights plan or similar plan shall provide that the term “Affiliates,” when used with respect to the Stockholder, shall have the meaning set forth in this Agreement. In the event that Parent has a shareholder rights plan or similar plan in effect to protect the net operating losses of the Parent during the Designation Period, Parent shall cause such plan to be terminated upon the occurrence of an “ownership change” of Parent for purposes of Section 382 of the Code as a result of a transfer permitted by this Agreement..
     7. Pre-emptive Rights Upon Qualified Equity Offering.
     (a) Qualified Equity Offering
     (i) Subject to Section 4.2 of this Agreement, if, during the Designation Period, Parent at any time or from time to time makes a Qualified Equity Offering, the Stockholder shall be afforded the opportunity to acquire from Parent, for the same price and on the same terms as the New Equity Interests are proposed to be offered to others, up to the amount of New Equity Interests required to enable it to maintain its Stockholder Percentage determined immediately prior to the completion of the Qualified Equity Offering; provided that, in the event of a Qualified Equity Offering by Parent of New Equity Interests that are non-voting at the time of issuance, including, without limitation, convertible debt securities (“New Non-Voting Securities”) the Stockholder shall be afforded the opportunity to acquire from Parent, for the same price and on the same terms as such New Equity Interests are proposed to be offered to others, a percentage of the New Non-Voting Securities being offered in an amount equal to its Economic Interest Percentage.

     (ii) With respect to any Qualified Equity Offering of New Equity Interests being offered for consideration other than cash, the price to the Stockholder will be calculated as a cash amount equal to the effective price, as reasonably translated into cash by Parent in good faith, of the New Equity Interests paid by the other investors for such securities (the “Effective Price”). In determining the cash-equivalent price, Parent will consider all factors that it deems to be relevant, including, without limitation, to the extent applicable, the market values of each of the New Equity Interests and the non-cash assets or securities being exchanged for the New Equity Interests (the “Exchanged Assets”), it being understood that the determination in each case will involve Parent’s reasoned judgment about the trading ranges of each of the Exchanged Assets and the New Equity Interests as well as other comparable assets and/or securities of Parent or other issuers that Parent deems to be reasonably comparable in whole or in part, as well as other factors customarily used to determine market values. Parent shall include the applicable Effective Price in any Term Sheet (as defined below) provided to the Stockholder pursuant to Section 7(c) or 7(d) below with respect to such Qualified Equity Offering, and shall deliver together with the Term Sheet the underlying documentation (“Supporting Work Papers”) showing the calculations that support its determination of the Effective Price. The Stockholder shall notify Parent within five (5) Business Days after receipt of the Term Sheet and Supporting Work Papers if the Stockholder does not agree that the Effective Price was reasonably determined by Parent. If the Stockholder does not agree that the Effective Price was reasonably determined, then Parent and the Stockholder shall work in good faith to resolve any disputes relating to the Effective Price. If Parent and the Stockholder are unable to resolve any such dispute within five (5) Business Days of the Stockholder’s delivery of notice to Parent regarding its disagreement with the Effective Price, Parent and Stockholder shall jointly engage a internationally recognized investment bank reasonably acceptable to Parent and the Stockholder (the “Dispute Bank”). The Dispute Bank shall provide a report, within ten (10) Business Days of retention, on whether the Effective Price was reasonably determined as the cash-equivalent price for such New Equity Interests paid by the other investors. If the Dispute Bank determines that the Effective Price was a reasonable determination of the cash-equivalent price for such New Equity Interests paid by the other investors (i) the Stockholder shall have five (5) Business Days from the date of such determination by the Dispute Bank to inform Parent whether it intends to exercise its preemptive rights pursuant to this Section 7 with respect to the applicable Qualified Equity Offering at such Effective Price and (ii) the Stockholder shall bear all costs and expenses of the Dispute Bank. If the Dispute Bank determines that the Effective Price was not a reasonable determination of the cash-equivalent price for such New Equity Interests paid by the other investors (an “Adverse Determination”), Parent shall (i) work in good faith to revise the calculation of the Effective Price, which revised calculation shall take into account the objections raised in the report of the Dispute Bank (the “Revised Effective Price”), (ii) deliver to the Stockholder notice of the Revised Effective Price, together with the related Supporting Work Papers within ten (10) Business Days of the Adverse Determination and (iii) bear all costs and expenses of the Dispute Bank. Upon receipt of notice of the Revised Effective Price, the Stockholder shall have five (5) Business Days to (i) inform Parent whether it intends to exercise its preemptive rights pursuant to this Section 7 with respect to the applicable Qualified Equity Offering at such

Revised Effective Price or (ii) notify Parent if the Stockholder does not agree that the Revised Effective Price was reasonably determined by Parent. If the Stockholder does not agree that the Revised Effective Price was reasonably determined, then Parent and the Stockholder shall work in good faith to resolve any disputes relating to the Revised Effective Price. If Parent and the Stockholder are unable to resolve any such dispute within five (5) Business Days of the Stockholder’s delivery of notice to Parent regarding its disagreement with the Revised Effective Price, Parent and the Stockholder shall again utilize the dispute process set forth in this Section 7(a)(ii) until any disputes regarding the calculation of the effective price, as revised, are resolved.
     (b) For the avoidance of doubt, the maximum amount of New Equity Interests Stockholder may purchase calculated pursuant to Section 7(a)(i) shall include an amount equal to the Stockholder’s Percentage of any additional New Equity Securities issued as a result of the exercise of any overallotment option.
     (c) If Parent proposes to make a Qualified Equity Offering that is not an underwritten public offering or a private offering made to financial institutions for resale pursuant to Rule 144A (a “Private Placement”), Parent shall give the Stockholder written notice of its intention, including a Term Sheet. The Stockholder shall be required to respond in writing to Parent prior to the expiration of the Applicable Notice Period that it intends to exercise such pre-emptive purchase rights and as to the amount of New Equity Interests such Stockholder desires to purchase, up to the maximum amount calculated pursuant to Section 7(a) (the “Designated Equity Interests”). Such notice shall constitute the binding agreement of the Stockholder to purchase the amount of Designated Equity Interests so specified (or a proportionately lesser amount if the amount of New Equity Interests to be offered in such Private Placement is subsequently reduced, including in circumstances where overallotment option is not exercised in its entirety) upon the price and other terms set forth in Parent’s Term Sheet; provided that if the initial notice contains a range of prices and other terms, the Stockholder shall only be bound to purchase the amount of Designated Equity Interests if the purchase price and other terms falls within the range specified in the Term Sheet. The failure of the Stockholder to respond during the Applicable Notice Period shall constitute a waiver of the pre-emptive rights in respect of such offering only.
     (d) If Parent proposes to make a Qualified Equity Offering that is an underwritten public offering or a private offering made to financial institutions for resale pursuant to Rule 144A (a “Public Offering”), Parent shall give the Stockholder written notice of its intention, including a Term Sheet. The Stockholder shall be required to respond in writing to Parent prior to the expiration of the Applicable Notice Period that it intends to exercise such pre-emptive purchase rights and as to the amount of New Equity Interests the Stockholder desires to purchase, up to the maximum amount calculated pursuant to Section 7(a). Such notice shall constitute the binding agreement of the Stockholder to purchase the amount of Designated Equity Interests so specified (or a proportionately lesser amount if the amount of New Equity Interests to be offered in such Public Offering is subsequently reduced, including in circumstances where overallotment option is not exercised in its entirety) upon the price and other terms set forth in Parent’s Term Sheet; provided that if the initial notice contains a range of prices and other terms, the Stockholder shall only be bound to purchase the amount of Designated Equity Interests if the purchase price and other terms falls within the range specified in the Term Sheet. The failure of the Stockholder to respond during the Applicable Notice Period shall constitute a waiver of the pre-emptive rights in respect of such offering only.
     (e) The term sheet (“Term Sheet”) issued by Parent to the Stockholder will describe, to the extent applicable, the proposed offering size (including specification of the size of any over-allotment option included as part of the Qualified Equity Offering), price (or conversion premium in the case of a convertible security offering), maturity date and coupon (each of which may be provided within a range of +/- 15%) and all terms that have an economic or structural impact, and in addition any other material terms upon which Parent proposes to offer the same. The Term Sheet will be delivered together with all then available information as presented to the Board of Directors and authorized by the Board of Directors for use in the marketing of the Qualified Equity Offering.
     (f) The Stockholder shall maintain the confidentiality of the proposed Private Placement or Public Offering, as the case may be, until such time as such Private Placement or Public Offering is publicly announced or otherwise abandoned by Parent, regardless of whether the Stockholder intends to exercise its pre-emptive rights with respect to the Private Placement or Public Offering, provided, however, that in no event shall this obligation apply to the Stockholder for more than thirty (30) calendar days following the date of delivery to a Stockholder of such notice by Parent.
     (g) If a Stockholder exercises its pre-emptive purchase rights provided in Section 7(c), the closing of the purchase of the New Equity Interests with respect to which such right has been exercised shall be conditioned on the consummation of the Private Placement giving rise to such pre-emptive purchase rights and shall take place simultaneously with the closing of the Private Placement or on such other date as Parent and such Stockholder shall agree in writing; provided that the actual amount of Designated Equity Interests to be sold to such Stockholder pursuant to its exercise of preemptive rights hereunder shall be proportionately reduced if the aggregate amount of New Equity Interests sold in the Private Placement is reduced and, at the option of the Stockholder, shall be increased if such aggregate amount of New Equity Interests sold in the Private Placement is increased; and the Stockholder shall be given three (3) Business Days written notice of such increase. In connection with its purchase of Designated Equity Interests, the Stockholder shall execute an instrument in form and substance reasonably satisfactory to Parent and Stockholder containing representations, warranties and agreements of the Stockholder that are customary for such private placement transactions.
     (h) If the Stockholder exercises its pre-emptive purchase rights provided in Section 7(d), the closing of the purchase of the New Equity Interests with respect to which such right has been exercised shall be conditioned on the consummation of the Public Offering giving rise to such pre-emptive purchase rights and shall take place simultaneously with the closing of the Public Offering or on such other date as Parent and the Stockholder shall agree in writing; provided that the actual amount of Designated Equity Interests to be sold to such Stockholder pursuant to its exercise of preemptive rights hereunder shall be proportionately reduced if the aggregate amount of New Equity Interests sold in the Public Offering is reduced and, at the option of the Stockholder, shall be increased if such aggregate amount of New Equity Interests sold in the Public Offering is increased; and the Stockholder shall be given three (3) Business Days written notice of such increase. In connection with its purchase of Designated Equity Interests, the Stockholder shall execute an instrument in form and substance reasonably satisfactory to Parent and Stockholder containing representations, warranties and agreements of the Stockholder that are customary for such public offering transactions.
     (i) In the event the Stockholder fails to exercise its preemptive rights provided in this Section 7 within the applicable time period or, if so exercised, the Stockholder does not consummate such purchase within the applicable period, Parent shall thereafter be entitled during the period of 60 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of New Equity Interests covered thereby shall be consummated, if at all, within 60 days from the date of such agreement) to sell the New Equity Interests not purchased pursuant to this Section 7 at the price and on the terms offered to the Stockholder. In the event Parent has not sold the New Equity Interests or entered into an agreement to sell the New Equity Interests within said 60-day period, Parent shall not thereafter offer, issue or sell such New Equity Interests without first offering such securities to the Stockholder in the manner provided in this Section 7.
     (j) In the event that Parent determines to consummate a Qualified Equity Offering prior to the expiration of the Applicable Notice Period, and, as a result, the Stockholder is unable to participate in such Qualified Equity Offering Parent shall afford the Stockholder the opportunity to purchase from Parent, at or prior to the expiration of the Applicable Notice Period, an amount of Designated Equity Interests that it would have been entitled to purchase pursuant to an exercise of its pre-emptive rights, at the same price and on the same terms on which would have been available through the exercise of its pre-emptive rights, and Parent’s compliance with this Section 7(j) shall relieve Parent of any liability for the failure to have provided the notices required pursuant to this Section 7.
     (k) Prior to the beginning of each calendar quarter during the Designation Period, Parent may present to the Stockholder a description of the types and amounts of equity financings that it is considering pursuing during that calendar quarter (the “Quarterly Equity Financing Plan”), including, to the extent and if available, the relevant Term Sheets to any individual Anticipated Qualified Equity Offerings (“Anticipated QEO”). Upon the receipt of any Quarterly Equity Financing Plan, the Stockholder shall inform Parent in writing, within ten (10) Business Days of receipt of such plan, of its determination of whether the Quarterly Equity Financing Plan and, if available, the related Term Sheets for the individual Anticipated QEO contains sufficient detail to qualify as a pre-approved pre-emptive rights plan (a “Pre-Approved Plan”), for purposes of the definition of Applicable Notice Period.
     (l) “Applicable Notice Period” shall mean, with respect to Section 7, five (5) Business Days; provided, however, that for any calendar quarter in which the Stockholder has informed Parent that it has determined that the applicable Quarterly Equity Financing Plan constitutes a Pre-Approved Plan, (i) the Applicable Notice Period for any Anticipated QEO which is consistent with its relevant Term Sheet of the Pre-Approved Plan shall be three (3) Business Days and (ii) the Applicable Notice Period for any Anticipated QEO which is not consistent with its relevant Term Sheet of the Pre-Approved Plan shall be seven (7) Business Days.

     7.2. Parent and the Stockholder shall cooperate in good faith to facilitate the exercise of the Stockholder’s pre-emptive rights hereunder, including securing any required approvals or consents, and the Stockholder shall use its good faith efforts to respond to any notice of a proposed offering as quickly as possible in order to facilitate the execution of such offering.
     8. Information Provision.
     8.1. Until the date on which the Stockholder no longer needs such information in order to comply with any applicable laws or regulations or its required reporting to its debt and equity holders, Parent shall provide the Stockholder with the following information (in each case consistent with materials otherwise provided to Parent’s Board of Directors and/or such documents in their final form for use by senior management):
     (a) periodic reports, consisting of unaudited quarterly (as soon as available and in any event within 45 days of the end of each quarter) and audited (by a nationally recognized accounting firm) annual (as soon as available and in any event within 75 days of the end of each year) financial statements prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”), which statements shall include:
     (i) the consolidated balance sheet, income statement and cash flow statement of Parent;
     (ii) a comparison to the corresponding data for the prior period and the corresponding period of the previous fiscal year; and
     (iii) as appropriate, a reconciliation to International Financial Reporting Standards (“IFRS”) via a reporting package provided by the Stockholder identifying all differences between US GAAP and IFRS;
     (b) other requisite information for the Stockholder to perform its acquisition accounting procedure, which procedure must be completed within 12 months after Closing;
     (c) such other information not included pursuant to clauses (a) and (b) above as the Stockholder may reasonably request as necessary to satisfy its own reporting requirements, provided that Parent shall not be required to incur significant incremental costs to obtain and provide such additional information; and
     (d) to the extent that Parent is required by law or pursuant to the terms of any outstanding indebtedness of Parent to prepare any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, such reports actually prepared by Parent as soon as available, provided, that any such reports shall be deemed to have been provided when such reports are publicly available via the SEC’s EDGAR system or any successor to the EDGAR system.
     8.2 During the Designation Period, Parent shall also provide the Stockholder with the following information, in each case consistent with information provided to its Board of

Directors (or, if not provided to its Board of Directors, consistent with such documents in their final form for use by senior management):
     (a) monthly flash reports showing performance for the month with comparison to budget;
     (b) with respect to quarterly and annual information delivered pursuant to Section 8.1, a comparison of results to budget for the period reflected and year to date;
     (c) other financial information delivered to the Board of Directors, including that provided to sub-committees of the Board of Directors; and
     (d) a copy of Parent’s annual budget and any multi-year strategic plan, in the form approved by the Board of Directors within one (1) week following approval by the Board of Directors and any Board of Directors approved revisions thereof.
     8.3 The Stockholder and/or its external auditor will be provided reasonable access to Parent’s internal accounting, finance, tax and other personnel and its external auditors for the purposes set out in this Section 8, including in connection with the Stockholder’s completion of its acquisition accounting process.
     8.4 For the avoidance of doubt, in the event that the Designation Period has lapsed, the provisions of this Section 8 will continue and survive, other than Section 8.2, which shall terminate upon the conclusion of the Designation Period.
     8.5 The Stockholder agrees to keep confidential any non-public information provided by Parent pursuant to this Section 8 and to use such non-public information solely for purposes of monitoring its investment in Parent.
     8.6 Notwithstanding anything herein to the contrary, Parent shall not be obligated to provide the stockholder with the information required to be provided pursuant to Section 8.2 to the extent that, in Parent’s reasonable judgment and based on the advice of counsel, providing such access would jeopardize the protection of attorney — client privilege.
     8.7 For so as long as Parent is required by law to file with the SEC periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, the requirements to provide quarterly and annual financial statements described in Section 8.1.(a) above will be deemed to be satisfied by Parent making such reports publicly available via the SEC’s EDGAR system or any successor to the EDGAR system.
     9. Effective Date. Other than the provisions of Section 10, this Agreement shall become effective only as of the Closing Date. In the event that the Plan of Amalgamation terminates, this Agreement shall terminate.
     10. Miscellaneous Provisions.
     10.1. Termination of Company Agreements. The parties hereto agree to use commercially reasonable efforts to (i) identify all outstanding agreements between the

Stockholder and the Company that are in effect on the Closing Date and which the parties reasonably determine are necessary to be terminated; and to (ii) terminate such agreements, effective on the Closing Date.
     10.2. Benefits of Agreement. Except as otherwise provided herein, nothing in this Agreement, expressed or implied, shall give or be construed to give any person, firm or corporation, other than the parties hereto, any legal or equitable right, remedy or claim under any covenant, condition or provision contained in this Agreement being for the sole benefit of the parties hereto.
     10.3. Public Statements or Releases. Neither Parent nor the Stockholder shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 10.3 shall prevent either party from making any public announcement it considers necessary in order to satisfy its obligations under the law or the rules of any national securities exchange or market, provided such party, to the extent practicable, provides the other party with an opportunity to review and comment on any proposed public announcement before it is made.
     10.4. Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.
     10.5. Notices.
     (a) Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be sent by telecopy/facsimile, postage prepaid first class mail, courier or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. Except as specifically set forth below, the date of giving any notice shall be the date of its actual receipt.
     (b) All correspondence to Parent shall be addressed as follows:

Level 3 Communications, Inc. 1025 Eldorado Blvd. Broomfield, CO 80303 Telecopy/Facsimile: 720-888-5127
Attention:	John M. Ryan, Executive Vice President, Chief Legal Officer and Secretary

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 Telecopy/Facsimile: (212) 728-8111
Attention:	David K. Boston

Laura L. Delanoy
     (c) All correspondence to the Stockholder shall be addressed as follows:

c/o Singapore Technologies Telemedia Pte Ltd 51 Cuppage Road, #09-01 StarHub Centre Singapore 229469 Telecopy/Facsimile: + 65 6720-7220
Attention:	General Counsel

with a copy to (which shall not constitute notice):

Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, CA 94111 Telecopy/Facsimile:
Attention:	John M. Newell
     (d) Solely with respect to notices required by Section 7 of this Agreement, notice may be given by email. Any email notices to the Stockholder shall be sent to the following email addresses: sioklan_pek@sttelemedia.com, with a copy (which shall not constitute notice) to john.newell@lw.com. Any email notices to Parent shall be sent to the following email addresses: John.Ryan@Level3.com and neil.eckstein@level3.com, with copies (which shall not constitute notice) to dboston@willkie.com and ldelanoy@willkie.com.
     (e) Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.
     (f) With respect to any notice given under Section 7 by email, telecopy/facsimile or any other form of immediate electronic communication permitted under this agreement (“Eligible Electronic Means”), the date of giving notice shall be (i) the Business Day during which such communication is received if it is received on a Business Day between the hours of 8:00 a.m. and 5:00 p.m. in the local time zone of the address of the recipient as set forth above in this Section 10.5, and (ii) the next succeeding Business Day if received at any other time. The time of receipt (the “Receipt Time”) shall be the time at which such communication is received in the local time zone of the address of the recipient as set forth above in this Section 10.5 if received between the hours of 8:00 a.m. and 5:00 p.m. on a Business Day and shall otherwise be 8:00 a.m. on the next succeeding Business Day. Any response required to be given within a given notice period shall be timely if it is sent by Eligible Electronic Means no later than the Receipt Time on the Business Day on which such response is due.
     10.6. Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.
     10.7. Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.
     10.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of law principles thereof.
     10.9. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement or the transactions contemplated by this Agreement shall be brought against any of the parties in any Federal court located in the State of New York, or any New York state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of New York. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 10.5 together with written notice of such service to such party, shall be deemed effective service of process upon such party.
     10.10. Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.
     10.11. Assignment. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. Except as otherwise expressly provided herein, (A) none of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party; and (B) in the event of any assignment of any or all of the rights under this Agreement in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of this Agreement by executing and agreeing to an assumption agreement reasonably acceptable to Parent. Notwithstanding the foregoing, the Stockholder may assign any or all of the rights under this Agreement, without the prior written consent of Parent, to any Affiliate, provided such transferee shall agree to specifically assume and be bound by the provisions of this Agreement.
     10.12. Effect of Termination. If the Stockholder elects to terminate this Agreement pursuant to the procedures in the definition of Designation Period, this Agreement shall become null and void and obligations of the parties pursuant to this Agreement will terminate (other than Sections 5, 8 and 10, which shall survive termination).
     10.13. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     10.14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral, including, without limitation. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by Parent and the Stockholder.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LEVEL 3 COMMUNICATIONS, INC.
By:	/s/ James Q. Crowe
	Name:	James Q. Crowe
	Title:	Chief Executive Officer and Director

STT CROSSING LTD.
By:	/s/ Lee Theng Kiat
	Name:	Lee Theng Kiat
	Title:	Director

[Signature Page to the Stockholder Rights Agreement]